Exhibit 12(a)(3)

PACHOLDER HIGH YIELD FUND, INC.

PROXY VOTING POLICY

I.	Statement of Policy

It shall be the policy of Pacholder High Yield Fund, Inc. (the “Fund”) to delegate the authority and responsibility to vote proxies related to portfolio securities to its investment adviser (the “Adviser”). Accordingly, the Board of Directors of the Fund has authorized the proxy voting policies and procedures of the Adviser (“Proxy Voting Procedures”) as the proxy voting policies and procedures that will be used by or on behalf of the Fund when exercising voting authority on behalf of the Fund.

II.	Standard

The Adviser shall vote proxies related to portfolio securities in the best interests of the Fund and its shareholders.

III.	Review of Proxy Voting Procedures

The Board of Directors of the Fund shall periodically review the Proxy Voting Procedures presented by the Adviser to determine the following:

A.	The Proxy Voting Procedures promote the voting of proxies in a manner that is consistent with the standard set forth in Section II above.

B.	The Proxy Voting Procedures provide for the voting of proxies in a manner that is consistent with the standard set forth in Section II above in situations where a proxy vote presents a conflict between the interests of Fund shareholders, on the one hand, and those of the Adviser or any affiliated person of the Adviser, on the other.

The Adviser shall provide a written report to the Fund’s Board of Directors regarding any proxy voted where a conflict of interest (as set forth above) was identified, except in circumstances where:

(i)	the Adviser and/or the Fund engaged an independent third party to provide a recommendation on how to vote such proxy;

(ii)	the Adviser caused the proxy to be voted consistent with the recommendation of the independent third party; and

(iii)	the instructions to the independent third party with respect to the proxy voted were consistent with the standard set forth in Section II above.

The Adviser shall provide such report at the next regularly scheduled meeting of the Board.

The Adviser shall notify the Board promptly of any material change to its Proxy Voting Procedures.

IV.	Disclosure

The following disclosure shall be provided:

A.	The Adviser shall make available its proxy voting records, for inclusion in the Fund’s Form N-PX.

B.	The Adviser shall cause the Fund to include the proxy voting policies and procedures required in the Fund’s annual filing on Form N-CSR.

C.	The Adviser shall cause the Fund’s shareholder reports to include a statement that a copy of these policies and procedures is available upon request (i) by calling a toll-free number; (ii) on the Fund’s website (if the Fund so chooses); and (iii) on the SEC’s website.

D.	The Adviser shall cause the Fund’s annual and semi-annual reports to include a statement that information is available regarding how the Fund voted proxies during the most recent twelve-month period (i) without charge, upon request, either by calling a toll-free number or on or through the Fund’s web site, or both; and (ii) on the SEC’s web site.

Adopted effective as of July 1, 2003.

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